Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2024, except for Note 2, as to which the date is March 10, 2025, with respect to the consolidated financial statements of Smith & Nephew plc and its subsidiaries, incorporated herein by reference.

/s/ KPMG LLP

London, United Kingdom

9 October 2026